Exhibit 99

                               Press Release

                                   Dated

                              January 11, 2000

Press Release

Today's date: January 11, 2000                    Contact: Bill W. Taylor
Release date: Immediately                         Executive Vice
                                                  President, C.F.O.
                                                  (903) 586-9861

       JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

     Jacksonville, Texas, January 11, 2000 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $946,000 or $.46 per share basic and $.45 per share diluted, for the three months ended December 31, 1999. This compares to $858,000 or $ .38 per share basic and $ .37 per share diluted, for the three month period ended December 31, 1998.

     According to Jerry Chancellor, President and C.E.O., net interest income increased to $2.54 million for the three months ended December 31, 1999, compared to $2.29 million for the comparable period in 1998. Chancellor stated that the increase was primarily due to increases in income on loans receivable, net and mortgage-backed securities portfolios.

     Non-interest income for the three month period ended December 31, 1999 increased by $37,000 to $488,000 from $451,000 for the same period a year ago. Non-interest expense for the three month period ended December 31, 1999 increased to $1.60 million compared to $1.42 million for the comparable period in 1998.

     At December 31, 1999, assets totaled $292.4 million, liabilities and deferred income amounted to $258.7 million with stockholders equity totaling $33.7 million.

     During the period Jacksonville continued the repurchase of Treasury shares with the purchase of 73,500 additional shares, bringing the total Treasury shares to 569,260.

     Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its seven branch office network in Tyler (2), Longview (2), Palestine, Athens, and Rusk.